Exhibit 10.6

BONUS AGREEMENT RELATED TO PURCHASE AGREEMENT

DATED SEPTEMBER 14, 2007

WHEREAS, on September 14, 2007, Kenja, Inc. and Kenja II, Inc entered into a Purchase

Landlord’s Initials	KW

Tenant’s Initials	MO

Agreement whereby they agreed to sell to Purchaser, VCG Holding Corp (“VCG”) an adult business located in the City of Hialeah, Florida (the “Business”); and

WHEREAS, the Purchase agreement provided that the Purchaser would pay the sum of Six Million Eight Hundred and Seventy Five Thousand ($6,875,000.00) Dollars for the business, pursuant to the terms of the agreement between Buyer and Seller; and

WHEREAS, Gregory Kenwood Gaines (“Seller Shareholder”), has agreed to assist in the operation of the business following the closing in order to attempt to increase sales at the business. Seller Shareholder has agreed to assist in the operation of the Business without remuneration in exchange for this Agreement (“Bonus Agreement”) which may provide Selling Shareholder the ability to receive a bonus from the business (“Bonus Program”) as described herein; and

WHEREAS, this Agreement sets forth the parties full and complete understanding of the Bonus Program.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.                                       That this Agreement shall be governed by all terms and conditions of the Purchase Agreement dated September 14, 2007 and no provision of the Purchase Agreement is being modified, altered or waived by this Agreement. This Agreement is in addition to the terms of the Purchase Agreement.

2.                                       Seller Shareholder agrees to assist VCG in the operation of the Business for up to 6 months following the closing of the sale of the Business to VCG (the “Bonus Period”). During the bonus period, Selling Shareholder shall be given reasonable                                                                                                                                     (INITIALED: KW, MO)

operational control over the Business, subject, however, to VCG’s ultimate control over the Business. At all time, the business shall be operated within the bounds of all applicable laws, rules, and regulations governing the business. The failure of Selling Shareholder to comply with all rules, laws, and regulations governing the business shall be cause for VCG to terminate this Agreement and VCG shall have no obligation to make any payments to Selling Shareholder, whether under the bonus program or for any other matter.

3.                                       That during the Bonus Period, the following the following Bonus Program shall apply:

a.               If the Business averages at least One Hundred Ten Thousand ($110,000.00) Dollars per week in gross revenue for a consecutive 3-month period of time and during this same 3-month period of time has a net profit of at least Three Hundred Seventy Five Thousand ($375,000.00) Dollars, then VCG shall pay Seller Shareholder an additional Five Hundred Thousand ($500,000.00) Dollars;

b.              If the Business averages at least One Hundred Twenty Thousand ($120,000.00) Dollars per week in gross revenue for a consecutive 3-month period of time and during this same 3 month period of time has a net profit of at least Four Hundred Eight Thousand ($408,500.00) Dollars, then VCG shall pay Seller Shareholder an additional Two Hundred Fifty Thousand ($250,000.00) Dollars. This payment shall be in addition to the bonus set forth in paragraph 3(a) above.

c.               For purposes of computing the bonus audit period set forth in paragraphs a & b above, VCG shall accept any consecutive 3-month period contained in the bonus period and will consider the bonus requirement satisfied if the business meets the

(INITIALED: KW, MO)

weekly revenue and net profit requirement as described herein. Seller shall have six months from the date of the closing to demonstrate the revenue requirements set forth in paragraphs a & b above.

d.              If the Business does not meet the revenue requirements described in Bonus Program during the Bonus Period, then no additional consideration shall be due the Seller

Landlord’s Initials	KW

Tenant’s Initials	MO

Shareholder and the obligation of VCG to pay a Bonus to Seller Shareholder shall forever be discharged and VCG will have no further obligations under the Bonus Program.

e.               Prior to expiration of the Bonus Period, VCG shall have the right to terminate this Agreement for any reason or for no reason at all, including terminating Selling Shareholders authority to manage the business on behalf of VCG. (“Cancellation Provision”) In the event that VCG elects to terminate this Agreement, then VCG shall pay Selling Shareholder  as follows:

1.                                       If VCG terminates this Agreement during the first 2 months of this Agreement, then VCG shall pay Selling Shareholder the sum of $100,000.00;

2.                                       If VCG terminates this Agreement during the 3rd and 4th month of this Agreement, then VCG shall pay Selling Shareholder the amount due under subparagraphs 3(a & b) above if said funds are due and owing, or the sum of $200,000.00, whichever is greater;

3.                                       If VCG terminates this Agreement during the 5th and 6th month of this Agreement, then VCG shall pay Selling Shareholder the amount due under

(INITIALED: KW, MO)

subparagraphs 3(a & b) above if said funds are due and owing, or the sum of $300,000.00, whichever is greater.

4.                                       During the Bonus Period, VCG may cancel this contract without liability under subparagraph 3(a & b) and 3(e)(1-3) in the event the average gross revenue for any consecutive 4 week period during the months Selling Shareholder is operating the Business following the closing of the sale between Sellers and

VCG is not at least equal to 90% of the gross revenues in the one month period proceeding the date of the execution of this Agreement.

5.                                       In the event that Selling Shareholder elects to terminate this Agreement, then no funds shall be due under the Bonus Program or the Cancellation Provisions. However, if the Selling Shareholder’s termination is as a result of VCG’s failure to allow him to operate the club as he reasonably and customarily operates, then upon termination, VCG shall pay the termination fees due under Section 3(e) above.

6.                                       In the event that both Troy Lowrie and Micheal Ocello are no longer associated with management of the VCG, then Selling Shareholder may terminate this agreement and be paid the amounts which would be due under section 3(e) above.

f.                 In calculating net revenue, the net revenue shall be determined in accordance with VCG’s standard revenue calculations and prepared in accordance with U.S. GAAP.

(INITIALED: KW, MO)

4.                                       That in the event that a dispute arises regarding the Bonus Program, including a dispute regarding whether the gross revenue requirement have been met, then such dispute shall be decided via binding arbitration pursuant to the Rules of Commercial Arbitration of the American Arbitration Association. The Arbitration shall take place in Dade County, Florida, or such other location as the parties mutually agree. Any award rendered on an award may be enforced in a court of competent jurisdiction. The laws and rules of procedure of the State of Florida shall govern any such arbitration.

Landlord’s Initials	KW

Tenant’s Initials	MO

SELLER SHAREHOLDER	PURCHASER - VCG HOLDING CORP

/s/ G. Kenwood Gaines	/s/ Micheal L. Ocello
Gregory Kenwood Gaines	By: Micheal Ocello
Dated: 10/29/07	Its: President
Dated: 10/29/07